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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF LONE STAR TECHNOLOGIES, INC.

I.  Environmental Holdings, Inc.
      A.  Zinkanada, Inc.
      B.  Zinklahoma, Inc.

II.   Lone Star Steel Company
      A.    Lone Star Logistics, Inc.
      B.    Lone Star Steel International, Inc.
      C.    Lone Star Steel Sales Company
      D.    Rotac, Inc.
      E.    T & N Lone Star Warehouse Company
      F.    Texas & Northern Railway Company

III.  Lone Star ST Holdings, Inc.
      A.  Fintube Technologies, Inc.
         1.  Fintube Canada, Inc.
         2.  Aletas y Birlos Mexicana, S.A. de C.V.
                  a.  Aletas y Birlos, S.A. de C.V.

IV.  Bellville Tube Corporation